.ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of May, _ _ 2004 among Les Pilkington ("Seller"), a resident of Geneva Switzerland and Intelligent Business Systems International Inc., a Florida corporation with its principle executive offices located at 1132 Celebration Blvd., Celebration, FL 34747 U.S.A.("Buyer")

O.S-A. PREAMBLE

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following words and terms as used in this Agreement shall have the following meanings:

"Affiliate": with reference to a specified person, any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person. For purposes of this definition, (i) "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement": this Agreement, all Schedules and Exhibits hereto, and all amendments made hereto and thereto by written agreement among the parties.

"Bill of Sale": the meaning specified in Section 2.1.

"Business Day": a day other than a Saturday, Sunday or day on which commercial banks in New York City are generally closed for business.

"Buyer": the meaning specified in the introductory paragraph. "Buyer Indemnified Party": the meaning specified in Section 7.1. "Closing and Closing Date": the meanings specified in Section 2.4 "Consent": the meaning specified in Section 3.1.2. "Encumbrances": the meaning specified in Section 3.1.6.

"Governmental Authorizations": the meaning specified in Section 3.1.4. "Loss": the meaning specified in Section 7.1. "Purchased Assets": the meaning specified in Section 2.1. "Purchase Price": the meaning specified in Section 2.2. "Securities Act": the Securities Act of 1933, as amended. "Seller": the meaning specified in the introductory paragraph. "Seller Indemnified Party": the meaning specified in Section 8.1.

1.2 Interpretation. The following provisions shall govern the interpretation of this Agreement:

        "Herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or Exhibit.

        Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include persons and vice versa.

        The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

        Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.
        As used in this Agreement reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

        The term "knowledge" means, with respect to an individual making a representation to his or her "knowledge," those facts and circumstances actually known by such individual, and with respect to an entity making a representation to its "knowledge," those facts and circumstances actually known by any individual who has managerial authority with respect to such entity after due inquiry.
ARTICLE II
SALE AND PURCHASE OF THE ASSETS

2 1 Sale and Purchase of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, tide and interest to the assets listed on Schedule 2.1, including but not limited to the source code of the Intellectual Property, and all of Seller's rights under any service agreements and warranties in connection therewith (the "Purchased Assets"), Seller shall convey to Buyer all of Seller's right, title and interest in and to the Purchased Assets free and clear of any Encumbrance, which conveyance shall be made pursuant to a bill of sale, substantially in the form of Exhibit A attached hereto (the "Bill of Sale") and the other instruments of conveyance to be delivered pursuant to this Agreement.

2.2  Purchase Price and Payment. The purchase price (the "Purchase Price") to be paid by Buyer for the Purchased Assets shall be Two Million Shares of the restricted common stock of Buyer, with 1,000,000 shares released to Seller at the Closing and 1,000,000 shares released upon achieving the benchmarks described on Schedule 2.2 attached hereto.

2.3  Excluded Liabilities. Buyer not shall assume any debts, liabilities or obligations of any kind of Seller or Red Hand Ltd ("Red Hand") a corporation that previously owned the Assets, nor shall either Buyer assume or incur, or be deemed to assume or incur, any liability, obligation, debt or expense of Seller or Red Hand under this Agreement or otherwise, whether known or unknown, fixed or contingent. Seller agrees to satisfy all of such debts, liabilities and obligations, whether known at Closing or thereafter determined, as and when due and Seller shall indemnify and hold Buyer harmless therefore, as set forth herein.

       2.4  Closing. The closing of the sale and purchase of the Purchased Assets (the
"Closing") will take place at the offices of on May 27, 2004, as to which date, TIME SHALL BE OF THE ESSENCE, or at such other place, time and date as the parties may agree upon in writing (the "Closing Date").

2.5 Purchase Price Allocation. The Purchase Price shall be allocated as reasonably determined by Buyer. Seller and Buyer further agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs and to reflect the allocation of Purchase Price as so determined on any such return or report and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any tax or in any judicial proceeding.

ARTICLE El
REPRESENTATIONS AND WARRANTIES

   3.1 Representations and Warranties of Seller. Seller warrants to the Buyer as follows:

      3.1.1 Authorization. The Seller has full power and authority to enter into and perform its or his obligations under this Agreement and to consummate the transactions contemplated contain any untrue statement of a material fact regarding Seller or the Purchased Assets or omits or will omit to state a material fact necessary to make the statements regarding Seller or the Purchased Assets contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.1.10  No Other Agreement. The Seller does not have any contract, agreement, arrangement or understanding with respect to the sale or other disposition of any assets (including the Purchased Assets, except as set forth in this Agreement.

3.1.11  Investment Representations. Seller will be acquiring Buyer's Common Stock (Buyer's Securities") for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law, and Seller has no present intention to sell, convey, dispose of or otherwise distribute any interest in or risk related to Buyer's Securities issued hereunder except pursuant to an effective registration statement or in a manner consistent with the requirements of the federal and state securities laws. Seller has no contract, understanding, agreement or arrangement with any person to sell, assign, or otherwise transfer to such person, or to any other person, any or all of the Buyer Securities that Seller will receive in connection with the transactions contemplated by this Agreement. Seller acknowledges that it understands that the Buyer's Securities it will receive hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Seller hereby agrees that the certificates representing the Buyer Securities may bear a restrictive legend (and Buyer's transfer agent may be given stop transfer instructions) to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities Laws, state blue sky laws and other applicable restrictions due to such lack of registration.

3.1.13 Investment Representations, the Seller is an "Accredited Investor", as such term is defined under Rule 501 promulgated under the Securities Act because each the Seller (i) is a natural person who has an individual net worth, or joint net worth with the Seller's spouse of more than $1,000,000; or (ii) is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Seller's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

3.2 Representations and Warranties of Buyer. The Buyer represents and warrants to Seller as follows:

    3.2.1  Corporate Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of each of their respective states of incorporation. Buyer has full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

3.2.2  Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered Buyer and constitutes the valid, legal and binding obligation of the Buyer enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

3.2.1

3.2.3  No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated herein do not and will not violate or result in a default under the charter or bylaws of the Buyer, or any judgment, order, decree, law, rule or regulation applicable to the Buyer, respectively, except for violations or defaults which would not prevent the consummation of the transactions contemplated by this Agreement. No Consent is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation of the transactions contemplated herein.

3.2.4  Brokers: Finders. Other than TBeck Capital Inc. the Buyer not has retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

3.2.5  Accuracy of Statements. Neither this Agreement nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of Buyer to Seller in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Buyer or will omit to state a material fact necessary to make the statements regarding Buyer contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
OPERATIONS OF SUBSIDIARY

4.1 Formation of Subsidiary. It is agreed that Buyer will form a wholly owned subsidiary that will own the Purchased Assets. It is also agreed that Les Pilkington shall be Chairman of the Board and President of the subsidiary. It is agreed that Roy Davis will be appointed as the chief executive officer of the subsidiary, and shall execute an employment agreement with the subsidiary within 30 days after the Closing that will reflect the terms of his employment.

4.2 Budgets. The Subsidiary described in paragraph 41 of this Agreement shall submit to the Buyer quarterly and annual =budgets for approval by Buyer. Buyer agrees to support the approved budget through equity contributions and\or loans.

4.3 Incentive Stock Options and Restricted Stock Grants. Buyer has agreed to the incentive stock options grants and restricted stock grants to Les Pilkington and his key management staff and the conditions upon which such incentives shall be deemed earned, as described in Schedule 4.3 attached hereto.

ARTICLE V
CONDITIONS TO CLOSING

5.1 Conditions to Obligation of Buyer. The obligation of Buyer under this Agreement to purchase the Purchased Assets is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion, provided the failure of any condition to be satisfied is not the result of Buyer's breach or default hereunder:

5.1.1  Representations: Performance. The representations and warranties of Seller contained herein shall be true in all material respects on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

5.1.2  Certain Approvals. All Consents required to be obtained by Seller to consummate the transactions contemplated herein shall have been obtained.

5.1.3  No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding shall be pending or threatened on or before the Closing which (i) seeks to (A) enjoin, restrain or prohibit the transactions contemplated herein, (B) impose limitations on the ability of Buyer to exercise full rights of ownership of the Purchased Assets or (C) require the divesture by Buyer or its Affiliates of any of the Purchased Assets or any other assets of Buyer or its Affiliates by reason of this Agreement, or (ii) could have a material adverse effect on the Purchased Assets or the use thereof or the transactions contemplated herein.

5.1.4  Purchased Assets and Documents Delivered. Buyer shall have received at the Closing the following documents required to be delivered to Buyer by the Seller at the Closing as provided herein:
            (a)  the Bill of Sale;
            (b)     all other documents and items reasonably required to be delivered by Seller to validly transfer title to the Purchased Assets to Buyer and to otherwise consummate the transactions contemplated hereby.

5.2 Conditions to Obligation of Seller. The obligation of Seller under this Agreement to sell the Purchased Assets is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Seller in its sole discretion:

        5.2.1  Representations; Performance. The representations and warranties of the Buyer contained herein hereof shall be true in all material respects on and as of the Closing Date. Buyer shall have duly performed and complied in all material respects with all agreements and Conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 5.2.2  Certain Approvals. All Consents required to be obtained by Buyer to consummate the transactions contemplated herein shall have been obtained.

         5.2.3  No Proceeding or Litigation. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect and no actions by any public or governmental authority seeking any such injunction or order shall be pending as of the Closing Date that restrains or prohibits the purchase and sale of the Purchased Assets or any other action to be taken in connection herewith.

5.2.4  Purchase Price and Documents Delivered. Seller shall have received at the Closing certificates evidencing the Purchase Price.

5.2.1

ARTICLE VI
POST-CLOSING COVENANTS

6.1  Records. Seller shall provide Buyer with access to all relevant documents, source codes and other information pertaining to the Purchased Assets which are needed by Buyer for the purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose.

6.2  Sales and Transfer Taxes Seller shall be responsible for his individual tax due, including preparing applicable returns, and pay all applicable sales, transfer, documentary, use, filing and other taxes and fees that may become due and payable as a result of the sale, transfer and delivery of the Purchased Assets. The Buyer shall only be responsible for any appropriate taxes of the US as applies. All other non-US taxes are the responsibility of the Seller.

6.3  Tax and Financial Cooperation. After the Closing, Seller, on the one hand, and Buyer, on the other hand, agree to cooperate with each other in connection with any official tax inquiry, tax audit, tax determination or tax-related proceeding affecting the tax liability of any party hereto or in connection with a determination of any tax liability or treatment to make available to each other party within a reasonable amount of time, at no cost to such party, or its employees and officers, together with documents, correspondence, reports, books and records of Seller and other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

6.4  Further Assurances. Seller, on the one hand, and Buyer, on the other hand, shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as either may reasonably request in order to convey tide to the Purchased Assets to Buyer and to otherwise effectuate the terms and purposes of this Agreement.

ARTICLE VH
INDEMNIFICATION BY SELLER

7.1  Breach of Seller's Warranties. The Seller , jointly and severally, agrees to indemnify, defend and hold harmless Buyer and its shareholders, officers and directors, Affiliates, agents and employees (each a "Buyer Indemnified Party") from and against and in respect of any and all losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees (a "Loss"), suffered or incurred by any such party by reason of or arising out of breach of the several representations and warranties of Seller set forth herein, subject to each of the terms, conditions and limitations set forth in Section 7.3 hereof.

          7.2 Liabilities; Breach of Covenants. The Seller agrees to indemnify and hold harmless each Buyer Indemnified Party from and against and in respect of any and all Losses suffered or incurred by any such party as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of (i) any Liabilities of Seller or (ii) any breach by Seller of any agreement or covenant of Seller hereunder.

7.1

7.3 Notice of Claim; Right to Defend. Buyer Indemnified Party shall give to Seller written notice of any claim, suit or demand which Buyer Indemnified Party believes will give rise to a claim for indemnification under either Section 7.1 or Section 7.2 hereunder; provided, however, that the failure of Buyer Indemnified Party to give such prompt written notice shall not affect the liability of Seller hereunder, except to the extent that the rights of Seller to defend themselves or to cure or mitigate the damages are actually prejudiced thereby. Thereafter, Buyer Indemnified Party shall furnish to Seller, in reasonable detail, such information as it may have with respect to such claim, action, suit or proceeding, including copies of any summons, complaint or other pleading which may have been served upon it or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Buyer Indemnified Party shall designate in writing all information and documents which it furnishes to Seller pursuant to this Section 7.3 as being with respect to a claim, action, suit or proceeding under this Section 7.3. Provided Seller, within ten (10) days after receipt of such written notice from Buyer Indemnified Party, shall acknowledge in writing to Buyer Indemnified Party Seller's assumption of responsibility for defense and indemnification with respect to such claim, action, suit or proceeding, Seller shall have the right to assume defense of such claim, action, suit or proceedings through counsel selected by Seller at Seller's expense, and to contest or compromise such claim, action, suit or proceeding. Upon such assumption of defense by Seller, Buyer Indemnified Party shall cooperate with Seller in Seller's conduct of such defense to the extent reasonably requested by Seller and at Seller's expense and, so long as Seller is defending such claim, action, suit or proceeding, Buyer Indemnified Party shall not settle or compromise the same without Seller's prior written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Buyer and Buyer Indemnified Party, Seller shall not be entitled to settle any claim, action, suit or proceedings the defense of which has been assumed by Seller if (i) the Losses to Buyer Indemnified Party are not fully covered by the indemnities provided herein, or (ii) such settlement might have a Material Adverse Effect or impose any material condition or limitation on the business, operations, prospects or condition (financial or otherwise) conducted by Seller as of the Closing Date, as continued by Buyer.

ARTICLE INDEMNIFICATION BY BUYER

8.1  Breach of Buyer's Warranties. Buyer agrees to indemnify, defend and hold harmless Seller and its respective partners, employees, Affiliates and agents, heirs and assigns (each a "Seller Indemnified Party") against and in respect of any and all Losses suffered or incurred by any such party by reason of or arising out of breach of the several representations and warranties of Buyer set forth herein, subject to each of the terms, conditions and limitations set forth in Section 8.3 hereof.

8.2  Assumed Liabilities; Breach of Covenants. Buyer agrees to indemnify and hold harmless each Seller Indemnified Party against and in respect of any and all Losses suffered or incurred by any such party as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the (i) the breach by Buyer of any agreement or covenant of Buyer hereunder or (ii) the Assumed Liabilities.

8.3  Notice of Claim: Right to Defend. Seller Indemnified Party shall give Buyer prompt written notice of any claim, suit or demand which Seller Indemnified Party believes will give rise to a claim for indemnification under either Section 8.1 or Section 8.2 hereunder;provided, however, that 1 shall not effect the liability defend itself or to cure or mi! Indemnified Party shall fu with respect to such Clair complaint or other pleading invoice, billing or other doc shall designate in writing all this Section 8.3 as being with Provided Buyer, within ten (1( Party, shall acknowledge in responsibility for defense and| proceeding, Buyer shall have 1 through counsel selected by Bi action, suit or proceeding. Upor shall cooperate with Buyer in Bv by Buyer and at Buyer's expense Proceeding, Seller Indemnified prior written consent which consent!

    9.1 Survival of Repres of the respective parties, as set forth it \ the Closing Date (the ffenses. Except fees incurred prompt written notice of Buyer to r, Seller hav by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard shall be validly given, made or served, if in writing and delivered personally or sent by overnight delivery by a nationally recognized overnight courier or registered or certified mail, postage prepaid:

If to Seller at the following address:

If to Buyer, at the following address:

With a copy to:

or, in each case, at such other address as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. All notices and other communications given hereunder shall be effective upon delivery if delivered personally, if delivered by overnight courier, the next Business Day after timely deposit with such overnight courier, and if delivered by mail, the third Business Day after deposit in the United States mail.

9.7  Submission to Jurisdiction. Each of the parties hereto hereby consents to the exclusive jurisdiction of any State or federal court located within the County of Orange, State of Florida and irrevocably agrees that all actions and proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in such courts. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shah1 be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted. Nothing contained in this Section 9.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.8  Entire Agreement: Counterparts: Governing Law. This Agreement, together with the Schedules and Exhibits, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. This Agreement shall be governed by the internal laws of the State of Florida.

(SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SS SYSTEMS INTERNATIONAL INC

STATE OF

SELLER:

COUNTY OF

NOTARY PUBLIC

PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Michael Rivers, who acknowledged to me that he is President of Intelligent Business Systems International Inc. and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do. GIVEN under my hand and official seal, this the 2 day of May 2004.
MY COMMISSION EXPIRES:
ner Notary tadoa, England

My commission is for life

STATE OF ENGLAND

COUNTY OF LONDON

PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named James Pilkington that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned.
GIVEN under my hand and official seal, this the 24th day of May, 2004.

Scrivener Notary

NOTARY PUBLIC MY COMMISSION EXPIRES:
My commission is for life London, England